Exhibit 99.1

Contact:	Rivian Bell or Sydney Rosencranz
The Abernathy MacGregor Group
rlb@abmac.com, spr@abmac.com
(213) 630-6550; (888) 477-4319 (24/7)

FOR IMMEDIATE RELEASE

Fleetwood Enterprises Signs Asset Purchase Agreement for Motor Home Assets; Receives Approval of Sales Procedures

Riverside, Calif. — June 2, 2009 — Fleetwood Enterprises, Inc. (FLTWQ.OB), a leading producer of recreational vehicles and manufactured homes, today reported that it has signed an asset purchase agreement to sell its motor home business to American Industrial Partners Capital Fund IV, L.P. (AIP) of New York. AIP is a middle market private equity firm which makes control investments in leading North American-based industrial businesses. Last week, the U.S. Bankruptcy Court approved sales procedures for an auction to explore whether any higher or more qualified bids could be obtained.

AIP’s $53 million bid is subject to reduction for the assumption of certain liabilities not to exceed $18 million, including warranty obligations on Fleetwood motorized products.  The price is also subject to an adjustment for the amount of current assets purchased at the time the transaction closes.

Under the bidding procedures, any competing bidders must submit qualifying bids by June 18, 2009, and if the company receives qualifying bids, the Court will hold an auction on June 22, 2009.  The Court hearing to finalize the sale is tentatively scheduled for June 24, 2009.

The offer from AIP includes two motor home manufacturing facilities, two motor home service facilities, and Fleetwood’s Gold Shield supply subsidiary, all located in Decatur, Ind.. It also includes intellectual property for Fleetwood’s existing motor home brands,  certain machinery and equipment, but does not include the company’s motor home manufacturing facilities in Riverside, Calif. and Paxinos, Pa., or its travel trailer plants, brands, and intellectual property.

“We are pleased to have signed an agreement to sell our motor home operation. AIP is a very capable and qualified organization,” said Elden L. Smith, Fleetwood’s president and chief executive officer.  “Since the sale process under Chapter 11 enables other bidders to come forward, we cannot say for certain what the outcome will be.  We do expect, however, that the final purchaser will seek to take advantage of the Fleetwood name and legacy, as well as endeavor to preserve as many jobs as possible.”

Fleetwood is also pursuing buyers for its manufactured housing business.

Management believes that it continues to have adequate cash to fund operations until its businesses are sold.

Greenhill & Co. is serving as Fleetwood’s investment banker.  Interested parties should contact the Seller, Greenhill & Co., LLC (“Greenhill”), 300 Park Avenue, 22nd Floor, New York, New York 10022 (Attn: David E. Burns) dburns@greenhill.com; and counsel to the Seller, Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California 92612 (Attn: Rod Anavim) ranavim@gibsondunn.com.

Additional information about the company’s reorganization may be found online in the news section of www.fleetwood.com or at www.kccllc.net/fleetwood.

About Fleetwood Enterprises, Inc.

Founded in 1950, Fleetwood Enterprises, Inc. and its various subsidiaries produce, distribute, and service recreational vehicles and manufactured housing. The company is dedicated to providing high-quality, innovative products that offer exceptional value to its customers. Fleetwood continues to employ approximately 2,100 people in 14 plants located in 10 states. Fleetwood’s products are primarily marketed through extensive dealer networks throughout the United States and Canada. The company is headquartered in Riverside, Calif.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s most recent 10-K, 10-Q and other SEC filings.

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